Filed Pursuant to Rule 424(b)(3)
Registration Number 333-152700
PROSPECTUS

LENDINGTREE, INC.
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158,692 Shares of Common Stock, Par Value $0.01 Per Share
This prospectus relates to 158,692 shares of common stock, par value $.01 per share, of LendingTree, Inc., issuable in respect of restricted stock units and stock options outstanding as of the April 10, 2013 effective date of Post-Effective Amendment No. 7 to the registration statement that includes this prospectus, that were previously issued pursuant to incentive equity plans of IAC/InterActiveCorp that, in connection with the spin-off of LendingTree, Inc. from IAC/InterActiveCorp, were converted into stock options and restricted stock units issued under the LendingTree, Inc. 2008 Stock and Annual Incentive Plan.

Our common stock is listed on the NASDAQ Global Market under the symbol “TREE.” On May 26, 2015, the last reported sale price of our common stock on the NASDAQ Global Market was $57.44 per share.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 2 of this prospectus.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus is May 26, 2015.

SUMMARY
This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. You should read this entire prospectus carefully, including any documents filed as exhibits and the documents incorporated herein by reference. Unless the context requires otherwise, references to the “company,” “LendingTree,” “we,” “our,” and “us,” refer to LendingTree, Inc. and its wholly-owned subsidiaries.

The Company
LendingTree, formerly known as Tree.com, Inc., operates what we believe to be the leading online loan marketplace for consumers seeking a broad array of loan types and other credit-based offerings. We offer consumers tools and resources, including free credit scores, that help them to comparison-shop for mortgage loans, home equity loans and lines of credit, reverse mortgages, personal loans, auto loans, student loans, credit cards, small business loans and other related offerings. And, upon submitting their relevant information to us through an inquiry form, we seek to match in-market consumers with multiple lenders on our marketplace, of which there are presently over 350 actively participating, who can provide them with competing quotes for the loans or credit-based offerings they are seeking.

LendingTree is the parent of LendingTree, LLC and several companies owned by LendingTree, LLC. LendingTree, LLC, formerly known as LendingTree, Inc., was incorporated in the state of Delaware in June 1996 and commenced nationwide operations in July 1998. LendingTree, LLC was acquired by IAC/InterActiveCorp (“IAC”) in 2003. On August 20, 2008, Tree.com, Inc. (along with its subsidiary, LendingTree, LLC) was spun off from IAC/InterActiveCorp into a separate publicly-traded company. We refer to the separation transaction as the “spin-off” in this prospectus. Tree.com was incorporated as a Delaware corporation in April 2008 in anticipation of the spin-off. Effective January 1, 2015, we changed our corporate name from Tree.com, Inc. to LendingTree, Inc.

The Offering
This prospectus relates to up to 158,692 shares of our common stock, par value $0.01 per share, issuable in respect of restricted stock units and stock options outstanding as of the April 10, 2013 effective date of Post-Effective Amendment No. 7 to the registration statement that includes this prospectus, that were previously issued pursuant to incentive equity plans of IAC/InterActiveCorp that, in connection with our spin-off from IAC/InterActiveCorp, were converted, in whole or in part, into restricted stock units and stock options issued under the LendingTree, Inc. 2008 Stock and Annual Incentive Plan. See section entitled “Description of the 2008 Stock Plan” in this prospectus for additional information.

Description of Our Capital Stock
Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. See section entitled “Description of Capital Stock” in this prospectus for additional information.

Risk Factors
Before making any investment decision with respect to our common stock, you should carefully consider the risks, cautionary statements and other information contained in this prospectus. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 4 of this prospectus.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, and the information incorporated by reference in this prospectus, contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements also include statements related to our anticipated financial performance, business prospects and strategy; anticipated trends and prospects in the various industries in which our businesses operate; new products, services and related strategies; and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plan” and “believes,” among others, generally identify forward-looking statements.

Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those matters discussed below.

Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this prospectus may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this prospectus. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations, except as required by law.
RISK FACTORS
Before making any investment decision with respect to our common stock, you should carefully consider the risks, cautionary statements and other information contained in this prospectus and in our filings with the Securities and Exchange Commission (the “SEC”) that we incorporate herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015. The risks and uncertainties described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on our company, our business, financial condition, results of operation and/or liquidity could be seriously harmed. In that event, the market price for our common stock will likely decline, and you may lose all or part of your investment.
USE OF PROCEEDS
Any proceeds received by us in connection with the issuance of the shares covered by this prospectus (for example, upon the exercise of stock options) will be used for general corporate purposes.
PLAN OF DISTRIBUTION
Shares offered hereby will be issued pursuant to outstanding restricted stock units and stock options issued under the LendingTree, Inc. 2008 Stock and Annual Incentive Plan. As further described below, such plan has been amended from time to time and is currently titled the Fourth Amended and Restated LendingTree, Inc. 2008 Stock and Annual Incentive Plan, which we refer to as the 2008 Stock Plan.
DESCRIPTION OF THE STOCK PLAN
In August 2008, our board of directors adopted and our stockholders approved the LendingTree, Inc. 2008 Stock and Annual Incentive Plan.

In February 2009, our board of directors amended and restated the 2008 Stock and Annual Incentive Plan, which our stockholders approved at our annual meeting of stockholders in April 2009. The amended and restated plan was renamed the Second Amended and Restated LendingTree, Inc. 2008 Stock and Annual Incentive Plan.

On February 22, 2012, our board of directors approved the Third Amended and Restated LendingTree, Inc. 2008 Stock and Annual Incentive Plan, which increased the number of shares that may be issued thereunder by 600,000 to 3,350,000, which our stockholders approved at our annual meeting of stockholders in June 2012.

On April 21, 2014, our board of directors approved the Fourth Amended and Restated LendingTree, Inc. 2008 Stock and Annual Incentive Plan, which increased the number of shares that may be issued thereunder by 1,000,000 to 4,350,000, which our stockholders approved at our annual meeting of stockholders in June 2014.

A summary of the principal features of the 2008 Stock Plan is provided below but is qualified in its entirety by reference to the full text of the Fourth Amended and Restated LendingTree, Inc. 2008 Stock and Annual Incentive Plan, which is filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed with the SEC on August 7, 2014.

Summary of the 2008 Stock Plan
The 2008 Stock Plan permits the discretionary award of incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), stock appreciation rights “(SARs”), restricted stock, restricted stock units, other stock-based awards and bonus awards. Individuals eligible to receive awards and grants under the 2008 Stock Plan include our directors, officers, employees and consultants or the directors, officers, employees and consultants of any of our subsidiaries or affiliates as well as prospective employees and consultants who have agreed to serve us.

Administration

The 2008 Stock Plan is administered by the Compensation Committee or another committee of our board of directors as it may from time to time designate. Among other things, the Compensation Committee selects individuals to whom awards may be granted, determines the type of award as well as the number of shares of common stock to be covered by each award, determines the terms and conditions of any awards, including performance goals (if any) and their degree of satisfaction and interprets the terms and provisions of the 2008 Stock Plan and any stock award issued under the 2008 Stock Plan. Determinations of the Compensation Committee are final, binding and conclusive.

Eligibility

The 2008 Stock Plan assumed and governs options and restricted stock units that converted from options and restricted stock units for IAC/InterActiveCorp, a Delaware corporation, in connection with our spin-off from IAC/InterActiveCorp. We refer to such options and restricted stock units as “Adjusted Awards” in this prospectus. Notwithstanding the foregoing, the terms of the 2008 Stock Plan described below are applicable to the Adjusted Awards only to the extent that such terms are not inconsistent with the terms of the Adjusted Awards.

In addition to individuals who hold outstanding Adjusted Awards, persons who serve or agree to serve as our officers, employees, non-employee directors or consultants or as officers, employees, non-employee directors or consultants of our subsidiaries and affiliates are eligible to be granted awards under the 2008 Stock Plan. As of May 26, 2015, there were six directors, four executive officers who are not directors and approximately 239 employees other than executive officers who are authorized to receive awards under the 2008 Stock Plan.

Shares Subject to the 2008 Stock Plan

The 2008 Stock Plan authorizes a maximum issuance of up to (i) 4,350,000 shares of common stock pursuant to new awards plus (ii) the number of shares of common stock that may be issuable upon exercise or vesting of the Adjusted Awards, which includes all outstanding awards and all shares already issued under previously outstanding awards since adoption of the 2008 Stock Plan in 2008.

The shares of common stock subject to grant under the 2008 Stock Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by our board of directors. Other than Adjusted Awards, to the extent that any stock award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of common stock subject to the awards not delivered as a result thereof will again be available for use under the 2008 Stock Plan. The 2008 Stock Plan provides that any shares subject to those awards that terminate, expire, or lapse will not count against the maximum number of shares that may be subject to awards granted to any individual participant. However, any shares subject to any awards that are settled for cash will continue to count against the maximum number of shares that may be subject to awards granted to any individual participant. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of common stock (by either actual delivery or by attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to the award, the shares of common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan. Further, any dividend equivalents distributed and any bonus awards that are paid in shares of common stock under the 2008 Stock Plan will count against these maximum share limits.

The 2008 Stock Plan provides that, in the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation or other similar event, the Compensation Committee or our board of directors may make any substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards, (4) the exercise price of outstanding options and stock appreciation rights and (5) the performance goals applicable to any outstanding awards.

In the event of stock dividend, stock split, reverse stock split, separation, spin-off, reorganization, extraordinary dividend of cash or other property, share combination, recapitalization or other similar event affecting our capital structure, the 2008 Stock Plan provides that the Compensation Committee or our board of directors shall make any substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards (4) the exercise price of outstanding options and stock appreciation rights and (5) the performance goals applicable to any outstanding awards.

Types of Awards

Several types of equity awards can be made under the 2008 Stock Plan in addition to a cash award. A summary of these types of grants is set forth below. The 2008 Stock Plan also governs options and restricted stock units that converted from IAC/InterActiveCorp options and IAC/InterActiveCorp restricted stock units in connection with our spin-off in 2008 as well as other award grants made following the spin-off pursuant to the plan. Notwithstanding the foregoing, the terms that govern IAC/InterActiveCorp options and IAC/InterActiveCorp restricted stock units that converted into our options and restricted stock units in connection with the spin-off govern those options and restricted stock units to the extent inconsistent with the terms described below. Awards issued under the 2008 Stock Plan are evidenced by a written agreement which recites the specific terms and conditions of the award.

Stock Options and Stock Appreciation Rights. Stock options granted under the 2008 Stock Plan may be either ISOs or NSOs. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The maximum number of shares that may be issued pursuant to the exercise of ISOs granted under the 2008 Stock Plan is 2,833,333 shares. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Compensation Committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights is determined by the Compensation Committee, but an ISO may not have a term longer than ten years from the date of grant. The Compensation Committee determines the vesting and exercise schedule of options and stock appreciation rights, and the extent to which they will be exercisable after the award holder’s employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder’s death, disability or retirement, and three months after the award holder’s termination for any other reason other than cause. Vested options and stock appreciation rights terminate immediately upon the awardee’s termination for cause (as defined in the plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution or, in the case of nonqualified stock options or stock appreciation rights, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Compensation Committee including, if so permitted, pursuant to a transfer to the participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock. Restricted stock may be granted with restriction periods as the Compensation Committee may designate. The Compensation Committee may provide at the time of grant that the vesting of restricted stock is contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), the applicable performance goals will be based on the attainment of one or any combination of the following, with respect to the Company or any subsidiary, division or department of the Company:

•specified levels of earnings per share from continuing operations
•EBITDA
•gross profit
•unit volume
•sales
•earnings per share
•revenues
•return on operating assets
•return on capital

•cost saving levels
•core non-interest income
•total stockholder return (measured in terms of stock price appreciation and/or dividend growth)
•net profit after tax
•EBITA
•cash generation
•market share
•asset quality
•operating income
•return on assets
•return on equity
•profits
•marketing-spending efficiency
•change in working capital
•stock price

These performance goals also may be based upon the attaining of specified levels of the Company, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. The Compensation Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the performance goals. Such adjustments may include one or more of the following: (i) items related to a change in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to reorganizations or restructuring programs or divestitures or acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during a performance period; (vii) items related to asset write-downs or the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under generally accepted accounting principles; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during a performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence; or (xv) litigation or claim judgments or settlements. For all awards intended to qualify as Qualified Performance-Based Awards, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code. Performance goals based on the foregoing factors, including discretionary adjustment by the Compensation Committee, are hereinafter referred to as “Performance Goals.”

The terms and conditions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Compensation Committee may require that the stock certificates evidencing restricted shares be held by us. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Compensation Committee. Other than restrictions on transfer and any other restrictions the Compensation Committee may impose, the participant has all the rights of a stockholder with respect to the restricted stock award, including the right to vote the shares and receive cash dividends unless otherwise provided in the participant’s award agreement.

Restricted Stock Units. The Compensation Committee may grant restricted stock units payable in cash or shares of common stock, conditioned upon continued service and/or the attainment of Performance Goals determined by the Compensation Committee. The terms and conditions of restricted stock unit awards (including any Performance Goals) need not be the same with respect to each participant. The Compensation Committee will determine whether, to what extent and on what terms and conditions each participant receiving restricted stock units will be entitled to receive current or deferred payments of cash, common stock or other property corresponding to dividends payable on our common stock. Holders of restricted stock units are not entitled to any voting rights with respect to the restricted stock units themselves.

Other Stock-Based Awards. Other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the 2008 Stock Plan.

Bonus Awards. Bonus awards granted to our eligible employees and the eligible employees of our subsidiaries and affiliates under the 2008 Stock Plan are based upon the attainment of the Performance Goals established by the Compensation Committee for the plan year or a shorter performance period as may be established by the Compensation Committee. Bonus amounts earned by any individual will be limited to $10 million for any plan year, pro rated (if so determined by the Compensation Committee) for any shorter performance period. Bonus amounts are paid in cash or, in our discretion, in common stock, as soon as practicable following the end of the plan year. The Compensation Committee may reduce or eliminate a participant’s bonus award in any year notwithstanding the achievement of Performance Goals.

No Repricing

In no event may any option or stock appreciation right granted under the 2008 Stock Plan be amended, other than in event of certain extraordinary corporate transactions or other transactions affecting our capital structure, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new option or stock appreciation right with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of the option or stock appreciation right, unless the amendment, cancellation, or action is approved by our stockholders.

Change in Control

In the event that we are a party to a merger or other reorganization or similar transaction involving a change in control of Tree.com, the Compensation Committee has the discretion to determine the treatment of awards granted under the 2008 Stock Plan, including providing for the acceleration of the awards upon the occurrence of the Change in Control and/or upon a qualifying termination of employment (e.g., without cause or for good reason) following the Change in Control. However, outstanding Adjusted Awards, subject to the terms of the 2008 Stock Plan and unless otherwise provided in the applicable award agreement, will fully vest or all restrictions on these awards shall terminate upon the termination of employment of the holder of these Adjusted Awards for any reason other than for Cause or Disability or by the holder for good reason during the two-year period following a change in control.

Withholding for Payment of Taxes

The 2008 Stock Plan provides for the withholding and payment by a participant of any taxes required by applicable law. Subject to our approval and to the terms of the 2008 Stock Plan, a participant may settle a withholding obligation with our common stock, including common stock that is a part of the award giving rise to the withholding obligation. We have the right to deduct any applicable taxes from any payment otherwise due to a participant.

Amendment and Discontinuance

The 2008 Stock Plan may be amended, altered or discontinued by our board of directors, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of a stock appreciation right, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee’s or recipient’s consent. Amendments to the 2008 Stock Plan require stockholder approval to the extent the approval is required by law or agreement.

Governing Law

The 2008 Stock Plan is governed by the laws of the State of Delaware (which is the state of our incorporation), without reference to principles of conflict of laws.

Recoupment of Compensation

Under the 2008 Stock Plan, we may cause the cancellation of any award, request reimbursement of any award by a participant and effect any other right of recoupment of equity or other compensation provided under the 2008 Stock Plan in accordance with our policies and/or applicable law. In addition, a participant in the 2008 Stock Plan may be required to repay us certain previously paid compensation, whether provided under the 2008 Stock Plan or an award agreement under the 2008 Stock Plan, in accordance with any recoupment policy of the Company.

Certain Federal Income Tax Information
The following discussion is intended only as a brief summary, as of March 31, 2015, of the federal income tax consequences to us and to U.S. participants for awards granted under the 2008 Stock Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the 2008 Stock Plan.

Nonqualified Stock Options and Stock Appreciation Rights. Upon the grant of an NSO or stock appreciation right, the participant will not recognize any taxable income and the Company will not be entitled to a deduction. Upon the exercise of a nonqualified option or stock appreciation right, the excess of the fair market value of the shares subject to the exercise of the nonqualified option or stock appreciation right over the exercise price (the “spread”) will constitute compensation taxable to the participant as ordinary income. We, in computing our U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the participant.

Incentive Stock Options. An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee’s gain on exercise to the alternative minimum tax. The alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay the alternative minimum tax.

Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after satisfaction of a holding period which ends on the later of (i) two years from the date of grant of the ISO or (ii) one year after the exercise of the ISO, generally the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. We are not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO holding period is satisfied. If the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO holding period, then the optionee will recognize ordinary income equal to the lesser of (i) the excess of the fair market value over the exercise price of the shares on the date of exercise, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares. Any remaining gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year. Utilization of losses is subject to special rules and limitations.

Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (A) freely transferable or (B) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the then fair market value of the shares less the cash, if any, paid for the shares.

A participant may elect (by timely filing a Code Section 83(b) election with the Internal Revenue Service) to recognize income at the time of grant of restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. We receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had timely filed the Code Section 83(b) election to accelerate recognition of income).

Restricted Stock Units and Other Awards. In the case of an award of restricted stock units, a performance share bonus or other stock awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery less the amount of payments made by the participant to acquire such shares. In that taxable year, we would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

Internal Revenue Code Section 409A. Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the 2008 Stock Plan (such as restricted stock units). The intent is for the 2008 Stock Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after the employee’s separation from service.

Internal Revenue Code Section 162(m). Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one fiscal year with respect to our principal executive officer and each of the other three most highly compensated officers (other than the principal financial officer) (“Covered Employees”). The 2008 Stock Plan is intended to enable certain awards issued to Covered Employees to constitute performance-based compensation that is not subject to the $1 million annual deduction limitations of Section 162(m) of the Code.

Internal Revenue Code Section 280G. For certain persons, if a change in control of the Company causes an award to vest or become newly payable or if the award was granted within one year of a change in control and the value of such award or vesting or payment, when combined with all other payments in the nature of compensation contingent on such change in control, equals or exceeds the dollar limit provided in Section 280G of the Code (generally, this dollar limit is equal to three times the five year historical average of the individual’s annual compensation received from the Company), then the entire amount exceeding the individual’s average annual compensation will be considered an excess parachute payment. The recipient of an excess parachute payment must pay a 20% excise tax on this excess amount and the Company cannot deduct the excess amount from its taxable income.

Termination of the 2008 Stock Plan
The 2008 Stock Plan will terminate on August 20, 2018 unless earlier terminated by our board of directors. Termination cannot, however, materially impair the rights of the holder of an award outstanding at the time of the termination in the absence of the holder’s consent.
DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our Amended and Restated Certificate of Incorporation or our Amended and Restated By-laws. The summary is qualified by reference to these documents, which you must read for complete information on our capital stock. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are included as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock
Dividends. Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose.

Voting Rights. Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders, except that holders of common stock are not entitled to vote on any amendment to the Company’s Amended and Restated Certificate of Incorporation. Holders of shares of common stock do not have cumulative voting rights. In other words, a holder of a single share of our common stock cannot cast more than one vote for each position to be filled on our board of directors.

Other Rights. In the event of our liquidation, dissolution or winding up, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to preemptive rights.

Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock
We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors, without further action by the holders of our common stock, may issue shares of preferred stock. The board of directors is vested with the authority to fix the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and the board of directors does not have a present intention to issue any shares of preferred stock.

Restrictions on Payment of Dividends
We are incorporated in Delaware and governed by Delaware law. Delaware law allows a corporation to pay dividends only (i) out of surplus, as determined under Delaware law, or (ii) in case there is no such surplus, out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Section 203 of the Delaware General Corporation Law
Section 203 (“Section 203”) of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an “interested stockholder.” Generally, an “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision, if applicable, prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the voting power (as calculated pursuant to Section 203) of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting stock not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply in certain circumstances, including if the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. If such a provision is adopted by an amendment to the corporation’s certificate of incorporation, the amendment will be effective immediately if, among other requirements, the corporation has never had a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. If this and other requirements are not satisfied, the amendment will not be effective until 12 months after its adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption.

In accordance with Section 203, the restrictions on certain business combinations in Section 203 do not apply in respect of the company.

Anti-takeover Effects of our Certificate of Incorporation and By-laws and Delaware Law
Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and certain provisions of Delaware law could make the following more difficult:

•	acquisition of the company by means of a tender offer;

•	acquisition of the company by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

Size of Board and Vacancies

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that the number of directors on our board of directors will be fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the directors then in office, though less than a quorum.

Elimination of Stockholder Action by Written Consent

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws expressly eliminate the right of stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, stockholders are not entitled to call special meetings of stockholders. Only a majority of our board of directors or specified individuals may call such meetings.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Amended and Restated By-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In particular, stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our Amended and Restated By-laws. To be timely, the notice must be received at our principal executive office not later than 60 or more than 90 days prior to the first anniversary of the date for the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held during the preceding year, notice by the stockholder, to be timely, must be delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Moreover, in the event that the number of directors to be elected to the board of directors is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 55 days prior to the first anniversary of the date for the preceding year’s annual meeting of stockholders, the stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the corporate secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first made such public announcement.

Undesignated Preferred Stock

The authorization in our Amended and Restated Certificate of Incorporation with respect to the issuance of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. The provision in our Amended and Restated Certificate of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.
LEGAL MATTERS
The validity of the issuance of the shares of common stock covered by this prospectus was passed upon for us by the General Counsel of IAC/InterActiveCorp.
EXPERTS
The financial statements as of December 31, 2014 and December 31, 2013 and for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the “Investors” section of our corporate website at www.LendingTree.com.

For printed copies of any of our reports, including this prospectus, please contact our Corporate Secretary in writing at LendingTree, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary, or call our Corporate Secretary at (704) 541-5351.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. We incorporate by reference the documents listed below that we previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 16, 2015;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed with the SEC on April 30, 2015;

•	Our definitive proxy statement on Schedule 14A, as filed with the SEC on April 30, 2015; and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 5, 2008.

We also incorporate by reference all documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering (except in each case the information contained in such document to the extent “furnished” and not “filed”).

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. You can access these documents on our website at http://investor-relations.Tree.com or you may request a copy of these filings at no cost by writing or telephoning our corporate secretary at the following address:

LendingTree, Inc.
11115 Rushmore Drive
Charlotte, NC 28277
Attention: Corporate Secretary
704-541-5351

Except as otherwise specifically incorporated by reference into this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This offering is only being made in jurisdictions where such offers and sales of our common stock are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale or issuance of common stock.